EXHIBIT 23.1

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Biophan Technologies, Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement of Biophan Technologies, Inc. on Form S-8 (#333-119080) of our report dated April 6, 2005, except for Note 13 as to which the date is May 27, 2005 on the consolidated financial statements of Biophan Technologies, Inc. as of February 28, 2005 and for the year then ended appearing in the annual report on Form 10-KSB of Biophan Technologies, Inc. for the year ended February 28, 2005. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.



/s/ GOLDSTEIN GOLUB KESSLER LLP
New York, New York


May 27, 2005


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